UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2020 (March 18, 2020)

TENNECO INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12387	76-0515284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Field DRive, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Voting Common Stock, par value $0.01 per share	TEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 19, 2020, Tenneco Inc. (the “Company”) announced the appointment of Aleksandra (“Aleks”) Miziolek to the Company’s board of directors (the “Board”), effective immediately. Ms. Miziolek will also be appointed to the Nominating and Governance Committee of the Board, effective April 1, 2020. In connection with this appointment, the Board will temporarily expand to 13 directors, 11 of whom are independent, until the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”), at which point the Company’s Board will be reduced to 11 directors.

In addition, the Company announced that it entered into a Cooperation Agreement (the “Cooperation Agreement”) with Protean Services LLC and Daniel A. Ninivaggi (together, the “Protean Group”), dated as of March 18, 2020, regarding the membership and composition of the Board and related matters.

At any stockholder meeting during the period from the date of the Cooperation Agreement until the date that is 30 days prior to the director nomination deadline for the Company’s 2021 annual meeting of stockholders (the “Cooperation Period”), the Protean Group has agreed to vote its shares of the Company’s common stock (i) in favor of the slate of directors recommended by the Board (which will include Ms. Miziolek), (ii) against the election of any nominee for director not approved, recommended, and nominated by the Board for election, and (iii) in accordance with the Board’s recommendation with respect to any other matter or proposal presented at any such meeting, subject to certain exceptions relating to business combination transactions. As such, the Protean Group has irrevocably withdrawn its notice to the Company regarding the Protean Group’s intent to nominate individuals for election to the Board at the 2020 Annual Meeting.

During the Cooperation Period, the Protean Group has also agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of 1.5% or more of the Company’s outstanding voting securities, (ii) nominate or recommend for nomination any person for election to the Board, (iii) submit any proposal for consideration at, or bring any other business before, any stockholder meeting, or (iv) solicit any proxy, consent, or other authority to vote of stockholders or conduct any other referendum (including any “withhold,” “vote no,” or similar campaign) with respect to, or from the holders of, the Company’s shares.

During the Cooperation Period, each of the Company and the Protean Group also agreed not to pursue any legal proceeding against the other party, subject to certain exceptions. In addition, each of the Company and the Protean Group agreed to non-disparagement provisions until the expiration of the Cooperation Period, subject to certain exceptions.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the appointment of Ms. Miziolek as a director of the Company is incorporated herein by reference.

Ms. Miziolek, age 63, recently concluded a 5-year tenure with Cooper-Standard Holdings Inc., a leading global supplier of systems and components for the automotive industry, most recently serving as Chief Transformation Officer. In this role, Ms. Miziolek led crucial transformation initiatives aimed at increasing profitability and was actively involved in the development of the Company’s growth strategy for its nonautomotive specialty markets and material science businesses. She also served as Cooper-Standard Holdings’ Senior Vice President, General Counsel, Secretary and Chief Compliance Officer from 2014 to 2019. Prior to joining Cooper-Standard Holdings, Ms. Miziolek spent 32 years with the law firm of Dykema Gossett, where she held several key leadership positions, such as Director of the Automotive Industry Group, and built a successful M&A and infrastructure practice spanning multiple industries. She is also an NACD Governance Fellow and serves on the Transportation and Infrastructure Policy Committee of the National Association of Manufacturers. Ms. Miziolek holds a juris doctor and bachelor’s degree from Wayne State University.

There are no related party transactions between the Company and Ms. Miziolek that would require disclosure under Item 404(a) of Regulation S-K.

The Company also announced that David B. Price, Jr. will not stand for reelection to the Board at the 2020 Annual Meeting. Mr. Price’s decision not to stand for reelection did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01	Other Events

On March 19, 2020, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto, addressing the matters described in this Current Report on Form 8-K and announcing that the Board has appointed Roy Armes to serve as a member of the Nominating and Governance Committee of the Board, effective April 1, 2020.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Cooperation Agreement, dated as of March 18, 2020, by and among Tenneco Inc., Protean Services LLC, and Daniel A. Ninivaggi.

99.1	Press Release, dated March 19, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

By:	/s/ Brandon B. Smith
Name:	Brandon B. Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: March 19, 2020